    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2004
                                                 REGISTRATION NO. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                            PRIDE INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE              5847 SAN FELIPE, SUITE 3300     76-0069030
(STATE OR OTHER JURISDICTION OF     HOUSTON, TEXAS 77057      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)         (713) 789-1400        IDENTIFICATION NO.)

                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                         NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                W. GREGORY LOOSER
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PRIDE INTERNATIONAL, INC.
                           5847 SAN FELIPE, SUITE 3300
                              HOUSTON, TEXAS 77057
                                 (713) 789-1400
                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                             ______________________

                                    COPY TO:
                                 TULL R. FLOREY
                               BAKER BOTTS L.L.P.
                              910 LOUISIANA STREET
                                 ONE SHELL PLAZA
                            HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                         PROPOSED MAXIMUM
                               TITLE OF EACH CLASS OF                                        AGGREGATE              AMOUNT OF
                            SECURITIES TO BE REGISTERED                                OFFERING PRICE (1)(2)    REGISTRATION FEE
Debt Securities..............................................................
Preferred Stock, par value $0.01 per share...................................
Common Stock, par value $0.01 per share (3)..................................
Warrants.....................................................................
         Total...............................................................              $500,000,000            $63,350(4)

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, distributions and dividends, if any. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $500,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies, less the dollar amount of any securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder or other securities.

(2) There is being registered hereunder such indeterminate number or amount of debt securities, preferred stock, common stock and warrants as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.

(3) Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of common stock being registered hereby.

(4) Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $62,699 previously paid by the Registrant in connection with the registration of $237,499,071 aggregate initial offering price of securities pursuant to the Registration Statement on Form S-3 (Registration No. 333-40014) initially filed with the Securities and Exchange Commission on June 23, 2000. Accordingly, a filing fee of $651 is paid herewith.

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED AUGUST 10, 2004

PROSPECTUS

[Logo]

PRIDE INTERNATIONAL, INC.
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400

                                  $500,000,000
                                 Debt Securities
                                 Preferred Stock
                                  Common Stock
                                    Warrants

                             ______________________

         We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Our common stock is listed on the New York Stock Exchange under the symbol "PDE."
                             ______________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is      , 2004.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About This Prospectus....................................................    4
About Pride International, Inc...........................................    5
Forward-Looking Information..............................................    5
Use of Proceeds..........................................................    6
Ratio of Earnings to Fixed Charges.......................................    6
Description of Debt Securities...........................................    7
Description of Capital Stock.............................................   15
Description of Warrants..................................................   19
Plan of Distribution.....................................................   20
Legal Opinions...........................................................   21
Experts..................................................................   21
Independent Registered Public Accounting Firm............................   21
Where You Can Find More Information......................................   22

                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement together with the information contained in the documents we refer to under the heading "Where You Can Find More Information."

         YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY PERSON, INCLUDING ANY SALESMAN OR BROKER, TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON ITS COVER PAGE AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                         ABOUT PRIDE INTERNATIONAL, INC.

         We are a leading international provider of contract drilling and related services. We provide contract drilling services to oil and gas exploration and production companies through the use of mobile offshore and land-based drilling rigs in both U.S. offshore and international offshore and land markets. As of June 30, 2004, we operated a global fleet of 328 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, 31 tender-assisted, barge and platform rigs and 249 land-based drilling and workover rigs. We operate in more than 30 countries and marine provinces.

         We are a Delaware corporation with our principal executive offices located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Our telephone number at such address is (713) 789-1400.

                           FORWARD-LOOKING INFORMATION

         This prospectus, including the information we incorporate by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this prospectus or the documents we incorporate by reference that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

      - market conditions, expansion and other development trends in the contract drilling industry;

      - our ability to enter into new contracts for our rigs and future utilization rates and contract rates for rigs;

      - future capital expenditures and investments in the construction, acquisition and refurbishment of rigs (including the amount and nature thereof and the timing of completion thereof);

      - estimates of profit or loss and cash flows from performance of lump-sum rig construction contracts;

      -     future asset sales;

      -     completion and employment of rigs under construction;

      -     repayment of debt;

      - utilization of net operating loss carryforwards and future effective income tax rates;

      -     business strategies;

      -     expansion and growth of operations;

      - future exposure to currency devaluations or exchange rate fluctuations;

      - expected outcomes of legal and administrative proceedings and their expected effects on our financial position, results of operations and cash flows;

      -     future operating results and financial condition; and

      - the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

      We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including those described under "Risk Factors" in our most recent annual report on Form 10-K and the following:

      -     general economic business conditions;

      -     prices of oil and gas and industry expectations about future prices;

      - cost overruns in our lump-sum rig construction and other turnkey contracts;

      - adjustments in estimates affecting our revenue recognition under percentage-of-completion accounting;

      -     foreign exchange controls and currency fluctuations;

      -     political stability in the countries in which we operate;

      - the business opportunities (or lack thereof) that may be presented to and pursued by us;

      -     changes in laws or regulations;

      - the validity of the assumptions used in the design of our disclosure controls and procedures; and

      - our ability to implement in a timely manner internal control procedures necessary to allow our management to report on the effectiveness of our internal control over financial reporting.

      Most of these factors are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements.

                                 USE OF PROCEEDS

      Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include:

      -     repayment or refinancing of debt;

      -     acquisitions;

      -     working capital;

      -     capital expenditures; and

      -     repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

      We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

                                                                            YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                               SIX
                                             MONTHS
                                              ENDED
                                            JUNE 30,
                                              2004          2003         2002         2001         2000         1999
                                              ----          ----         ----         ----         ----         ----
Ratio of earnings to fixed charges.......     1.3x          1.0x         1.1x         1.9x         1.7x           -

      We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of earnings before income taxes and minority interest plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest and that portion of operating lease rental expense we have deemed to represent the interest factor. For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $114.6 million.

      We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

      The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities under an indenture, dated as of July 1, 2004, between us and JPMorgan Chase Bank, as trustee. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under an indenture to be entered into between us and a trustee we will name in the prospectus supplement relating to subordinated debt securities. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination.

      We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read "Where You Can Find More Information."

      In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to "we," "us," or "our" refer to Pride International, Inc. only and not to any of its subsidiaries.

GENERAL

      Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. Our 7 3/8% Senior Notes due 2014 are outstanding under the senior indenture, and no securities are outstanding under the subordinated indenture.

      The senior debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated debt and senior in right of payment to all of our subordinated indebtedness. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness. The subordinated debt securities will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

      We currently conduct our operations through both U.S. and foreign subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries.

      Neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

TERMS

      The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

      - whether the debt securities will be senior or subordinated debt securities;

      -     the title of the debt securities;

      -     the total principal amount of the debt securities;

      - whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

      - the date or dates on which the principal of and any premium on the debt securities will be payable;

      - any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

      - whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

      - the place or places where payments on the debt securities will be payable;

      -     any provisions for optional redemption or early repayment;

      - any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

      - the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000;

      - whether payments on the debt securities will be payable in foreign currency or currency unit or another form and whether payments will be payable by reference to any index or formula;

      - the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

      - any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

      - any changes or additions to the events of default or covenants described in this prospectus;

      - any restrictions or other provisions relating to the transfer or exchange of debt securities;

      - any terms for the conversion or exchange of the debt securities for other securities;

      - with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

      - any other terms of the debt securities not inconsistent with the applicable indenture.

      We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

      If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

SUBORDINATION

      Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

      - we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

      - we default in performing any other covenant (a "covenant default") on any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

      Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

      The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

      The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

      Unless we inform you otherwise in the prospectus supplement, "Senior Debt" will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

CONSOLIDATION, MERGER AND SALES OF ASSETS

      The indentures generally permit a consolidation or merger involving us. They also permit us to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

      (1)   either

            -     we are the continuing entity, or

            - the resulting entity is organized under the laws of the United States, any state thereof, the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, France, any other member of the European Union or the Netherlands Antilles, and assumes by a supplemental indenture the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indentures,

      (2) immediately after giving effect to the transaction, no default or event of default under the indentures has occurred and is continuing or would result from the transaction,

      (3) in the case of the second bullet point under clause (1) above, in the event that the resulting entity is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia that is different from the jurisdiction in which the obligor on the debt securities was organized immediately before giving effect to the transaction:

            - such resulting entity delivers to the trustee an opinion of counsel stating that (a) the obligations of the resulting entity under the applicable indenture are enforceable under the laws of the new jurisdiction of its formation subject to customary exceptions and (b) the holders of the debt securities will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such transaction had not occurred,

            - the resulting entity agrees in writing to submit to New York jurisdiction and appoints an agent for the service of process in New York, each under terms satisfactory to the trustee, and

            - our board of directors or the comparable governing body of the resulting entity determines in good faith that such transaction will not adversely affect the interests of the holders of the debt securities in any material respect and a board resolution to that effect is delivered to the trustee.

      This covenant will not apply to any merger of another entity into us. Upon any transaction of the type described in and effected in accordance with this section, the resulting entity will succeed to and be substituted for and may exercise all of our rights and powers under the indenture and the debt securities with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the applicable indenture and the debt securities, we will be relieved of all such obligations.

EVENTS OF DEFAULT

      Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

      - our failure to pay interest on any debt security of that series for 30 days when due;

      - our failure to pay principal of or any premium on any debt security of that series when due;

      - our failure to deposit any sinking fund payment for 30 days when due;

      - our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

      - specified events involving bankruptcy, insolvency or reorganization of us; and

      - any other event of default provided for that series of debt securities.

      A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable debt securities within 90 days after it occurs. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

      If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of our company occurs, the principal of and accrued and unpaid interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

      A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

      - the holder gives the trustee written notice of a continuing event of default with respect to that series;

      - the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

      - the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

      - the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

      - during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

      In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) generally may direct the time, method and place of:

      -     conducting any proceeding for any remedy available to the trustee;
            or

      - exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

      The indentures require us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in performance.

MODIFICATION AND WAIVER

      We and the trustee may supplement or amend each indenture with the consent of the holders at least a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

      - reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

      - reduce the rate of or change the time for payment of interest on the debt security;

      - reduce the principal of the debt security or change its stated maturity;

      - reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

      - change any obligation to pay additional amounts on the debt security;

      - make payments on the debt security payable in currency other than as originally stated in the debt security;

      - impair the holder's right to institute suit for the enforcement of any payment on or with respect to the debt security;

      - make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

      - with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security;

      - waive a continuing default or event of default regarding any payment on the debt securities; or

      - if applicable, make any change that materially and adversely affects the right to convert any debt security.

      We and the trustee may supplement or amend each indenture or waive any provision of that indenture without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

      -     to cure any ambiguity, omission, defect or inconsistency;

      - to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

      - to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

      - to provide any security for, or to add any guarantees of or obligors on, any series of debt securities;

      - to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

      - to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

      - to add events of default with respect to any series of debt securities;

      - to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

      - to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture.

      The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

DEFEASANCE AND DISCHARGE

         Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

      - we will be discharged from our obligations with respect to debt securities of that series ("legal defeasance"); or

      - we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series, the covenant described under " -- Consolidation, Merger and Sales of Assets" and other specified covenants under the applicable indenture, and the related events of default will no longer apply ("covenant defeasance").

   If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

      Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

      Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such debt securities.

      Satisfaction and Discharge. In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under that indenture and repayment to us of excess money or government securities, when:

      -     either

            (a) all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

            (b) all outstanding debt securities of that series not delivered to the trustee for cancellation either:

                  -     have become due and payable,

                  - will become due and payable at their stated maturity within one year, or

                  -     are to be called for redemption within one year; and

      - we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and

      - we have paid all other sums payable by us with respect to the debt securities of that series.

GOVERNING LAW

      New York law will govern the indentures and the debt securities.

THE TRUSTEES

      JPMorgan Chase Bank is the trustee under the senior indenture. JPMorgan Chase Bank serves as trustee with respect to approximately $1.0 billion of our debt securities as of June 30, 2004. JPMorgan Chase Bank and its affiliates may perform certain commercial banking services for us from time to time for which they receive customary fees. We will name the trustee under the subordinated indenture in the applicable prospectus supplement.

      Each indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

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

PAYMENT AND PAYING AGENTS

      Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

      Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

      If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

      Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

      We will issue the debt securities in registered form, without interest coupons. Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent designated by us. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment of any transfer tax or similar governmental charge payable for that registration.

      We will appoint the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

      In the case of any redemption of debt securities of a series or any repurchase of debt securities of a series required under the terms of the series, we will not be required to register the transfer or exchange of:

      - any debt security of that series during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

      - any debt security of that series that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

BOOK-ENTRY DEBT SECURITIES

      We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of our common stock, preferred stock, certificate of incorporation and bylaws is a summary only and is subject to the complete text of our certificate of incorporation and bylaws and the rights agreement we have entered into with American Stock Transfer & Trust Company, as rights agent, which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

      Our authorized capital stock consists of 400,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

      The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

      Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of our common stock will be entitled to dividends in the amounts and at the times declared by our board of directors out of funds legally available for the payment of dividends.

      If we are liquidated, dissolved or wound up, the holders of our common stock will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock.

PREFERRED STOCK

      Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

      -     dividend rights;

      -     voting powers;

      -     preemptive rights;

      -     conversion rights;

      -     redemption rights; and

      -     liquidation preferences.

      The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

      -     the title of the preferred stock;

      -     the maximum number of shares of the series;

      - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

      -     any liquidation preference;

      -     any optional redemption provisions;

      - any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

      - any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

      -     any voting rights; and

      - any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

      The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of our common stock. It also could affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

      For purposes of the rights plan described below, our board of directors has designated 4,000,000 shares of preferred stock to constitute the Series A Junior Participating Preferred Stock. For a description of the rights plan, please read " -- Stockholder Rights Plan."

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

      Our certificate of incorporation and bylaws contain provisions that could delay or make more difficult the acquisition of control of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

   Authorized but Unissued Stock

      We have 400,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock. One of the consequences of our authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us. If, in the exercise of its fiduciary obligations, our board of directors determined that a takeover proposal was not in our best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:

      - diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

      - creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

      - effecting an acquisition that might complicate or preclude the takeover.

      In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. Our board could establish one or more series of preferred stock that entitle holders to:

      -     vote separately as a class on any proposed merger or consolidation;

      - cast a proportionately larger vote together with our common stock on any transaction or for all purposes;

      - elect directors having terms of office or voting rights greater than those of other directors;

      - convert preferred stock into a greater number of shares of our common stock or other securities;

      - demand redemption at a specified price under prescribed circumstances related to a change of control of our company; or

      -     exercise other rights designed to impede a takeover.

   Stockholder Action by Written Consent; Special Meetings of Stockholders

      Our certificate of incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting, and that special meetings of stockholders may be called only by the board of directors, the chairman of the board or the president. These provisions of the certificate of incorporation may only be amended or repealed by a vote of 80% of the voting power of our outstanding common stock.

   Amendment of the Bylaws

      Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may also adopt, amend or repeal our bylaws by a vote of a majority of the voting power of our outstanding voting stock.

   Removal of Directors

      Directors may be removed with or without cause by a vote of a majority of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office or by the stockholders, and a director elected to fill a vacancy serves until the next annual meeting of stockholders.

   Advance Notice Procedure for Director Nominations and Stockholder Proposals

      Our bylaws provide the manner in which stockholders may give notice of business to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office not less than 120 days prior to the scheduled annual meeting date (regardless of any postponements of the annual meeting to a later date). If the month and day of the scheduled annual meeting date differs by more than 30 days from the month and day of the previous year's annual meeting, and if we give less than 100 days' prior notice or public disclosure of the scheduled annual meeting date, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of notice to the stockholders or public disclosure of the scheduled annual meeting date.

      The notice must set forth, as to each item to be brought before the annual meeting, a description of the proposal and the reasons for conducting such business at the annual meeting, the name and address, as they appear on our books, of the stockholder proposing the item and any other stockholders known by the stockholder to be in favor of the proposal, the number of shares of each class or series of capital stock beneficially owned by the stockholder as of the date of the notice, and any material interest of the stockholder in the proposal.

      These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

STOCKHOLDER RIGHTS PLAN

      We have adopted a preferred share purchase rights plan. Under the plan, each share of our common stock will include one right to purchase preferred stock. The rights will separate from the common stock and become exercisable (1) ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person's acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner is referred to as an "acquiring person" under the plan. The board of directors has taken action under the plan to increase the applicable percentage of beneficial stock ownership that triggers the plan, only as it applies to funds affiliated with First Reserve Corporation and First Reserve GP IX, Inc. and their affiliates, from 15% to 19%.

      Our board of directors can elect to delay the separation of the rights from the common stock beyond the ten-day periods referred to above. The plan also confers on our board the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

      After the rights are separately distributed, each right will entitle the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock for a purchase price of $50. The rights will expire at the close of business on September 30, 2011, unless we redeem or exchange them earlier as described below.

      If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of the common stock. This occurrence is referred to as a "flip-in event" under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. Our board of directors has the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If the board makes this determination, the purchase of shares under the offer will not be a flip-in event.

      If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a "flip-over event" under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

      Until ten days after the announcement that a person has become an acquiring person, our board of directors may decide to redeem the rights at a price of $.01 per right, payable in cash, shares of our common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

      At any time after a flip-in event and prior to either a person's becoming the beneficial owner of 50% or more of the shares of our common stock or a flip-over event, our board of directors may decide to exchange the rights for shares of our common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

      Other than provisions relating to the redemption price of the rights, the rights agreement may be amended by our board of directors at any time that the rights are redeemable. Thereafter, the provisions of the rights agreement other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

      The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

      Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

      -     for any breach of the duty of loyalty to us or our stockholders;

      - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

      - for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

      - for any transaction from which the director derived an improper personal benefit.

      As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DELAWARE ANTI-TAKEOVER LAW

      We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions.
Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a corporation's voting stock, or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years after becoming an interested stockholder unless:

      - the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

      - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

      - following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

      Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

                             DESCRIPTION OF WARRANTS

      We may issue warrants to purchase any combination of debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

      The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

      -     the title of the warrants;

      -     the aggregate number of warrants offered;

      - the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

      -     the exercise price of the warrants;

      -     the dates or periods during which the warrants are exercisable;

      - the designation and terms of any securities with which the warrants are issued;

      - if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

      - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

      - any minimum or maximum amount of warrants that may be exercised at any one time; and

      - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

                              PLAN OF DISTRIBUTION

      We may sell the securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

      -     the terms of the offering;

      -     the names of any underwriters or agents;

      - the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

      -     the net proceeds to us from the sale of securities;

      -     any delayed delivery arrangements;

      - any underwriting discounts, commissions and other items constituting underwriters' compensation;

      -     the initial public offering price;

      - any discounts or concessions allowed or reallowed or paid to dealers; and

      -     any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

      If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

      We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

REMARKETING

      We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

DERIVATIVE TRANSACTIONS

      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

GENERAL INFORMATION

      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Certain legal matters in connection with this offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the audited historical financial statements included as exhibit 99.1 to Pride International, Inc.'s Current Report on Form 8-K dated August 10, 2004 (which contains (1) an explanatory paragraph that Pride has changed its policies for consolidation of variable interest entities and for presentation of gains and losses on debt retirement and, in 2002, changed the manner in which it accounts for goodwill and (2) an explanatory paragraph that Pride has restated its segment information set forth in note 15 to reflect its segments on a basis consistent with its current operating organization), have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      With respect to the unaudited interim consolidated financial information of Pride International, Inc. for the three-month periods ended March 31, 2004 and 2003 and the three-month and six-month periods ended June 30, 2004 and 2003 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 10, 2004 and August 6, 2004 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because such reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

      We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

      - our annual report on Form 10-K for the fiscal year ended December 31, 2003;

      - our quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

      - our current reports on Form 8-K filed with the SEC on January 12, 2004, April 13, 2004, June 15, 2004, June 23, 2004, June 29, 2004,
            July 13, 2004 and August 10, 2004, in each case other than information furnished under Item 9 or 12 of Form 8-K; and

      - the description of our common stock (including the related preferred share purchase rights) contained in our current report on Form 8-K filed with the SEC on September 28, 2001, as we may update that description from time to time.

      We also are incorporating by reference all additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

      You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

               Pride International, Inc.
               5847 San Felipe, Suite 3300
               Houston, Texas 77057
               Attention: W. Gregory Looser
                          Vice President, General Counsel and Secretary
               Telephone: (713) 789-1400

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated expenses payable by Pride International, Inc., a Delaware corporation ("Pride"), in connection with the offering described in this Registration Statement.

Registration fee.....................................           $63,350
Printing expenses....................................            50,000
Accounting fees and expenses.........................            75,000
Legal fees and expenses..............................           100,000
Trustee fees and expenses............................            10,000
Rating agency fees...................................           350,000
Miscellaneous........................................            51,650
                                                               --------
     Total...........................................          $700,000
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Pride expects to maintain policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

      Article Seventh of the Certificate of Incorporation of Pride eliminates the personal liability of each director of Pride to Pride and its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit.

      The Bylaws of Pride provide that Pride will indemnify and hold harmless, to the fullest extent permitted by applicable law in effect as of the date of the adoption of the Bylaws and to such greater extent as applicable law may thereafter permit, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee, agent or fiduciary of (i) Pride, (ii) any predecessor of Pride, (iii) Pride Oil Well Service Company, a Texas corporation ("Pride Oil Well"),

(iv) Pride International, Inc., a Louisiana corporation ("Old Pride"), (v) Marine Drilling Companies, Inc., a Texas corporation ("Marine"), (vi) any subsidiary of Pride, Pride Oil Well, Old Pride or Marine or (vii) any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which the person is or was serving at the request of Pride ("corporate status") against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by him or on his behalf by reason of his corporate status.

      The Bylaws further provide that Pride will pay the expenses reasonably incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses will be made only upon receipt of (i) a written undertaking executed by or on behalf of the person to be indemnified to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by Pride and (ii) satisfactory evidence as to the amount of such expenses.

ITEM 16. EXHIBITS.+

Exhibit No.    Description of Exhibit
-----------    ----------------------
*4.1           Certificate of Incorporation of Pride (incorporated by reference to Annex D to the Joint Proxy Statement/Prospectus included in the Registration Statement of Old Pride and Pride on Form S-4
               (Registration Nos. 333-66644 and 333-66644-01) (the "Registration
               Statement")).

*4.2 By-laws of Pride (incorporated by reference to Exhibit 3.2 to the Annual Report of Pride on Form 10-K for the year ended December
               31, 2003, SEC File No. 1-13289 (the "Form 10-K")).

*4.3           Rights Agreement dated as of September 13, 2001 between Pride and
               American Stock Transfer & Trust Company, as Rights Agent
               (incorporated by reference to Exhibit 4.2 to the Current Report of Pride on Form 8-K filed with the Commission on September 28, 2001, SEC File No. 1-13289 (the "Form 8-K")).

*4.4           Certificate of Designations of Series A Junior Participating
               Preferred Stock of Pride (incorporated by reference to Exhibit
               4.3 to the Form 8-K).

*4.5           Indenture, dated as of July 1, 2004, between Pride and JPMorgan
               Chase Bank, as trustee (the "Senior Trustee"), relating to senior debt securities (incorporated by reference to Exhibit 4.1 to Pride's Registration Statement on Form S-4 dated August 10,
               2004).

4.6            Form of Indenture between Pride and the trustee thereunder (the
               "Subordinated Trustee"), relating to subordinated debt securities.

*4.7 Form of Pride Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

5.1 Opinion of Baker Botts L.L.P. as to the legality of the securities.

*12.1 Statement of computation of ratio of earnings to fixed charges for the years ended December 31, 2003, 2002, 2001, 2000 and 1999
               (incorporated by reference to Exhibit 12 to the Form 10-K).

*12.2 Statement of computation of ratio of earnings to fixed charges for the six months ended June 30, 2004 (incorporated by reference to Exhibit 12 to Pride's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, SEC File No. 1-13289).

15.1           Awareness letter of PricewaterhouseCoopers LLP.

23.1           Consent of PricewaterhouseCoopers LLP.

23.3           Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1           Powers of Attorney (included on the signature page herein).

25.1           Statement of Eligibility and Qualification under the Trust
               Indenture Act of 1939, as amended, of the Senior Trustee, on Form T-1.

--------------------
+ Pride will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, and (iv) any required opinion of counsel to Pride as to certain tax matters relative to securities offered hereby.

*     Incorporated by reference as indicated.

ITEM 17. UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d)   The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Subordinated Trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the "Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 10, 2004.

                                                PRIDE INTERNATIONAL, INC.

                                                By: /s/ Paul A. Bragg
                                                    ----------------------------
                                                             Paul A. Bragg
                                                        Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below appoints Paul A. Bragg, Louis A. Raspino and W. Gregory Looser, and each of them severally, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any Registration Statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on August 10, 2004.

       /s/ Paul A. Bragg                    Chief Executive Officer and Director
---------------------------------              (Principal Executive Officer)
           Paul A. Bragg

     /s/ Louis A. Raspino            Executive Vice President and Chief Financial Officer
---------------------------------              (Principal Financial Officer)
         Louis A. Raspino

     /s/ Douglas G. Smith             Vice President, Controller and Chief Accounting
---------------------------------          Officer (Principal Accounting Officer)
         Douglas G. Smith

    /s/ William E. Macaulay                        Chairman of the Board
---------------------------------
        William E. Macaulay

    /s/ Robert L. Barbanell                               Director
---------------------------------
        Robert L. Barbanell

     /s/ David A.B. Brown                                 Director
---------------------------------
         David A.B. Brown

        /s/ J.C. Burton                                   Director
---------------------------------
            J.C. Burton

    /s/ Jorge E. Estrada M.                               Director
---------------------------------
        Jorge E. Estrada M.

     /s/ Ralph D. McBride                                 Director
---------------------------------
         Ralph D. McBride

     /s/ David B. Robson                                  Director
---------------------------------
         David B. Robson

                               INDEX TO EXHIBITS+

Exhibit No.    Description of Exhibit
-----------    ----------------------
*4.1           Certificate of Incorporation of Pride (incorporated by reference to Annex D to the Joint Proxy Statement/Prospectus included in the Registration Statement of Old Pride and Pride on Form S-4
               (Registration Nos. 333-66644 and 333-66644-01) (the "Registration
               Statement")).

*4.2 By-laws of Pride (incorporated by reference to Exhibit 3.2 to the Annual Report of Pride on Form 10-K for the year ended December
               31, 2003, SEC File No. 1-13289 (the "Form 10-K")).

*4.3           Rights Agreement dated as of September 13, 2001 between Pride and
               American Stock Transfer & Trust Company, as Rights Agent
               (incorporated by reference to Exhibit 4.2 to the Current Report of Pride on Form 8-K filed with the Commission on September 28, 2001, SEC File No. 1-13289 (the "Form 8-K")).

*4.4           Certificate of Designations of Series A Junior Participating
               Preferred Stock of Pride (incorporated by reference to Exhibit
               4.3 to the Form 8-K).

*4.5           Indenture, dated as of July 1, 2004, between Pride and JPMorgan
               Chase Bank, as trustee (the "Senior Trustee"), relating to senior debt securities (incorporated by reference to Exhibit 4.1 to Pride's Registration Statement on Form S-4 dated August 10,
               2004).

4.6            Form of Indenture between Pride and the trustee thereunder (the
               "Subordinated Trustee"), relating to subordinated debt securities.

*4.7 Form of Pride Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

5.1 Opinion of Baker Botts L.L.P. as to the legality of the securities.

*12.1 Statement of computation of ratio of earnings to fixed charges for the years ended December 31, 2003, 2002, 2001, 2000 and 1999
               (incorporated by reference to Exhibit 12 to the Form 10-K).

*12.2 Statement of computation of ratio of earnings to fixed charges for the six months ended June 30, 2004 (incorporated by reference to Exhibit 12 to Pride's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, SEC File No. 1-13289).

15.1           Awareness letter of PricewaterhouseCoopers LLP.

23.1           Consent of PricewaterhouseCoopers LLP.

23.3           Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1           Powers of Attorney (included on the signature page herein).

25.1           Statement of Eligibility and Qualification under the Trust
               Indenture Act of 1939 of the Senior Trustee on Form T-1.

--------------------
+ Pride will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, (iv) any required opinion of counsel to Pride as to certain tax matters relative to securities offered hereby, and (v) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Subordinated Trustee on Form T-1.

*     Incorporated by reference as indicated.